UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant
to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2014

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On May 30, 2014, we entered into a first amendment to our Rights Agreement, dated as of February 14, 2005, with Computershare Inc., successor-in-interest to Mellon Investor Services LLC (the “Rights Agreement”). The amendment to the Rights Agreement allows RIMA Senvest Management, LLC and affiliates thereof (“Senvest”) to acquire up to 19.99% of our outstanding common stock under certain circumstances without becoming an “Acquiring Person” under the Rights Agreement, which would result in certain adverse consequences to Senvest.  The amendment will terminate by its terms upon the termination of a separate agreement between us and Senvest, as described below.  A copy of the amendment to the Rights Agreement is attached hereto as Exhibit 4.1.

Also on May 30, 2014, we entered into an agreement with Senvest concerning Senvest’s ownership of our common stock (the “Ownership Agreement”).  Pursuant to the Ownership Agreement, Senvest is obligated to vote any shares of our common stock it owns in excess of 15% of the total outstanding shares in accordance with the recommendation to the stockholders generally made by our board of directors in any proxy solicitation and grants us an irrevocable proxy to vote those shares in accordance with the Ownership Agreement.  In addition, to the extent and for so long as Senvest owns in excess of 15% of the total outstanding shares of our common stock, Senvest agreed (a) not to dispose of any shares of our common stock except in open market transactions, transactions with market makers or transactions with any person who will own less than 1% of the total outstanding shares of our common stock following such purchase and who Senvest reasonably believes is purchasing such shares solely for investment and not for the purpose of changing or influencing the control of us, (b) not to short our common stock and (c) to use reasonable efforts to prevent its shares of our common stock from being margined, loaned or otherwise made available for short sales.  The Ownership Agreement also includes a standstill for a three year period from the date of the Ownership Agreement that prohibits Senvest from initiating or participating in other activities or transactions with respect to us, including (i) an acquisition of 20% or more of our outstanding common stock, (ii) enumerated change of control transactions, including tender or exchange offers, (iii) solicitation of proxies from our stockholders and (iv) making stockholder proposals or recommendations for election of directors.  However, Senvest’s standstill does not apply to transactions supported by a majority of our board of directors, to Senvest passively tendering shares in a third party tender offer so long as Senvest did not violate the other standstill provisions, to Senvest communicating on a confidential basis to its investors its intention to tender or vote its shares and its reasons for doing so, or to Senvest communicating with our Chief Executive Officer to make a proposal for or to negotiate with Senvest in respect of a tender or exchange offer, merger or other business combination or any amendment or waiver of the Ownership Agreement.  The Ownership Agreement will terminate automatically upon the termination or expiration of the Rights Agreement or any successor agreement thereto which permits Senvest to acquire up to 19.99% of our outstanding common stock, on December 31, 2014 if as of such date Senvest fails to acquire additional shares of our common stock, if after acquiring additional shares of our common stock Senvest subsequently reduces its beneficial ownership below its ownership percentage on the date the Ownership Agreement was entered into or the date Senvest no longer qualifies to file a Schedule 13G. A copy of the Ownership Agreement is attached hereto as Exhibit 99.1.

The foregoing description of the first amendment to the Rights Agreement and the Ownership Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibits 4.1 and 99.1 hereto.

Item 3.03                                           Material Modification to Rights of Security Holders.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

4.1                               First Amendment to Rights Agreement, dated May 30, 2014, by and between Senomyx, Inc. and Computershare Inc.

99.1                        Agreement, dated May 30, 2014, by and between Senomyx, Inc., RIMA Senvest Management, LLC, Senvest Master Fund, L.P., Richard Mashaal and Senvest International L.L.C.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ ANTONY ROGERS
Antony Rogers
Senior Vice President and Chief Financial Officer

Date: June 2, 2014

INDEX TO EXHIBITS

4.1                               First Amendment to Rights Agreement, dated May 30, 2014, by and between Senomyx, Inc. and Computershare Inc.

99.1                        Agreement, dated May 30 2014, by and between Senomyx, Inc., RIMA Senvest Management, LLC, Senvest Master Fund, L.P., Richard Mashaal and Senvest International L.L.C.